Exhibit 10.1

[Certain identified information has been excluded from this Exhibit because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.]

Amended and Restated

Master Distribution Agreement

between

Creative Realities, Inc.

and

InReality, LLC

dated as of: September 1, 2020

Amended and Restated

Master Distribution Agreement

This Amended and Restated Master Distribution Agreement (“Agreement”), dated as of September 1, 2020, is entered into by and between Creative Realities, Inc., a Minnesota corporation (“Master Distributor”), and InReality, LLC, a Wisconsin limited liability company (“Seller”, and together with Master Distributor, the “Parties”, and each, a “Party”).

RECITALS

A. Master Distributor and Seller previously entered into that certain Master Distribution Agreement dated June 19, 2020 (the “Prior Agreement”), and the Parties desire to amend and restate the Prior Agreement in its entirety.

B. Seller is in the business of developing and licensing and hosting software-as-a-service platforms, including the Platform (as defined below), that interface with digital temperature and other hardware solutions.

C. Master Distributor desires to sell subscriptions to the Platform to distributors, resellers, and end users, subject to the terms and conditions of this Agreement; and

D. Seller wishes to grant Master Distributor the right to sublicense subscriptions to the Platform under the terms and conditions of this Agreement.

AGREEMENT

NOW, THEREFORE, in consideration of the mutual covenants, terms, and conditions set out herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

ARTICLE I

DEFINITIONS

Capitalized terms have the meanings set out in this Section, or in the Section in which they first appear in this Agreement.

“Action” means any claim, action, cause of action, demand, lawsuit, arbitration, inquiry, audit, notice of violation, proceeding, litigation, citation, summons, subpoena, or investigation of any nature, civil, criminal, administrative, regulatory, or other, whether at law, in equity, or otherwise.

“Affiliate” of a Person means any other Person that directly or indirectly, through one or more intermediaries, Controls, is Controlled by, or is under common Control with, this Person.

“Agreement” means this Amended and Restated Master Distribution Agreement (including all of its schedules, exhibits, and attachments), as the same may be amended from time to time.

“Business Day” means any day except Saturday, Sunday, or any day other than Saturday, Sunday, or a federal holiday.

“Claim” means any Action made or brought against a Person entitled to indemnification under Article X.

“Confidential Information” has the meaning set out in Article VIII.

“Control” (and with correlative meanings, the terms “Controlled by” and “under common Control with”) means, regarding any Person, the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of another Person, whether through the ownership of voting securities, by contract, or otherwise.

“CRI-Sourced Reseller” means any Reseller to whom Master Distributor or a Distributor sublicenses Platform Subscriptions.

“Customer” means a customer that is (a) a CRI Sourced Reseller or Distributor, whether or not located in the Territory, who sublicenses Platform for further sublicense to End Users located in the Territory or (b) an End User in the Territory.

“Defective” means not conforming to the warranties in Section 5.01(a).

“Defective Goods” means Goods that are Defective.

“Disclosing Party” has the meaning set out in Section 8.01.

“Dispute” has the meaning set out in Section 13.13.

“Dispute Notice” has the meaning set out in Section 13.13.

“Distributor” has the meaning set out in Section 2.01 and is limited to referencing the following organizations:

●	[***]

From time to time, Master Distributor and Seller shall mutually agree in writing to add additional Distributors for inclusion into the definition of “Distributor”.

“Effective Date” means the date first set out in the Preamble to this Agreement.

“End User” means the end user that (a) has acquired a Hardware Solution from Master Distributor or another third-party for (i) its own and its Affiliates’ use and not for resale, remarketing, or distribution or (ii) incorporation into its own services or operations and (b) is an individual or entity, other than any Governmental Authority, located in the Territory.

“Force Majeure Event” has the meaning set out in Section 13.16.

“Goods” means Seller’s Thermal Mirror hardware solution.

“Governmental Authority” means any federal, state, local, or foreign government or political subdivision thereof, or any agency or instrumentality of the government or political subdivision, or any self-regulated organization or other non-governmental regulatory authority, or quasi-governmental authority (to the extent that the rules, regulations, or orders of this organization or authority have the force of Law), or any arbitrator, court, or tribunal of competent jurisdiction.

“Governmental Order” means any order, writ, judgment, injunction, decree, stipulation, award, or determination entered by or with any Governmental Authority, including, without limitation, with respect to COVID-19 or any other epidemic or pandemic illness.

“Hardware Solutions” means the hardware solutions listed on Addendum A, as may be amended from time to time by mutual agreement of the Parties.

“Initial Term” has the meaning set out in Section 7.01.

“Intellectual Property Rights” means all industrial and other intellectual property rights comprising or relating to: (a) Patents; (b) Trademarks; (c) internet domain names, whether or not Trademarks, registered by any authorized private registrar or Governmental Authority, web addresses, web pages, website, and URLs; (d) works of authorship, expressions, designs, and design registrations, whether or not copyrightable, including copyrights and copyrightable works, software, and firmware, application programming interfaces, architecture, files, records, schematics, data, data files, and databases and other specifications and documentation; (e) Trade Secrets; (f) semiconductor chips, mask works and the like; and (g) all industrial and other intellectual property rights, and all rights, interests, and protections that are associated with, equivalent or similar to, or required for the exercise of, any of the foregoing, however arising, in each case whether registered or unregistered and including all registrations and applications for, and renewals or extensions of, these rights or forms of protection under the Laws of any jurisdiction throughout in any part of the world.

“Law” means any statute, law, ordinance, regulation, rule, code, constitution, treaty, common law, Governmental Order, or other requirement or rule of law of any Governmental Authority.

“Losses” has the meaning set out in Section 10.01.

“Manufacturer” has the meaning set out in Section 5.03.

“Master Distributor Contract” means any material contract or agreement to which Master Distributor is a party or to which any of its material assets are bound.

“Master Distributor Indemnitees” has the meaning set out in Section 10.01.

“Master Distributor’s Trademarks” means all Trademarks owned by or licensed to Seller and set out in Schedule 4.

“Notice” has the meaning set out in Section 13.04.

“Notify” means to give Notice.

“Patents” means all patents (including all reissues, divisionals, provisionals, continuations, and continuations-in-part, re-examinations, renewals, substitutions, and extensions thereof), patent applications, and other patent rights and any other Governmental Authority-issued indicia of invention ownership (including inventor’s certificates, petty patents, and patent utility models).

“Person” means any individual, partnership, corporation, trust, limited liability entity, unincorporated organization, association, Governmental Authority, or any other entity.

“Personnel” means agents, employees, or subcontractors engaged or appointed by Seller or Master Distributor, as applicable.

“Platform” means the Seller’s Safe Space software-as-a-service (SaaS) platform and related services including any documentation; modified versions of the Platform; enhancements; derivations; upgrades; data tables; software code; any application program interface (“API”), device driver interface, or any other interface and future versions of the Platform.

“Platform Subscriptions” means any of the named levels of subscription to the Platform set forth on Schedule 1.

“Receiving Party” has the meaning set out in Section 8.01.

“Renewal Term” has the meaning set out in Section 7.02.

“Representatives” means a Party’s Affiliates, employees, officers, directors, partners, shareholders, agents, attorneys, third-party advisors, successors, and permitted assigns.

“Reseller” has the meaning set out in Section 2.03.

“Seller Contract” means any material contract or agreement to which Seller is a party or to which any of its material assets are bound.

“Seller’s Intellectual Property Rights” means all Intellectual Property Rights owned by or licensed to Seller.

“Seller’s Trademarks” means all Trademarks owned by or licensed to Seller and set out in Schedule 4.

“Subscription Level” means one of the named levels of Platform Subscription set forth on Schedule 1.

“Term” has the meaning set out in Section 10.02.

“Territory” means the United States of America, including its territories, possessions, and military bases, and Canada.

“Trademarks” means all rights in and to U.S. and foreign trademarks, service marks, trade dress, trade names, brand names, logos, trade dress, corporate names, and domain names and other similar designations of source, sponsorship, association or origin, together with the goodwill symbolized by any of the foregoing, in each case whether registered or unregistered and including all registrations and applications for, and renewals or extensions of, these rights and all similar or equivalent rights, or forms of protection in any part of the world.

“Trade Secrets” means all inventions, discoveries, trade secrets, business, and technical information and know-how, databases, data collections, patent disclosures, and other confidential and proprietary information and all rights therein.

“Warranty Period” has the meaning set forth in Section 5.01.

ARTICLE II

MASTER DISTRIBUTOR RIGHTS

Section 2.01 Appointment. Subject to the terms and conditions of this Agreement, Seller grants Master Distributor a non-exclusive, nontransferable, irrevocable appointment to market, resell and distribute the Platform Subscriptions to Customers and Distributors of Platform Subscriptions in the Territory during the Term and in accordance with the terms and conditions of this Agreement, provided that such Customer and Distributor appointments shall be by written agreements containing terms and conditions at least as restrictive as this Agreement. Nothing contained herein shall restrict Master Distributor from having the right to obtain or retain the rights to resell any other goods or software as-a-service subscriptions, including goods or software as-a-service subscriptions that may compete with the Platform or the Goods. Seller shall not acquire, import and/or distribute temperature sensing devices used for human screening applications for use in the Territory. In addition, Seller will not, during the Term of this Agreement, pursue and establish direct sublicensing relationship with the Distributors with whom Master Distributor has a Master Distributor Contract in the Territory. Master Distributor shall not (i) translate, reverse-engineer, decompile or disassemble the Platform or let any third party do any of the foregoing; (ii) attempt to derive the source code of any software provided to Master Distributor in object code, or create derivative works of any software, or let any third party do any of the foregoing; (iii) alter or remove any of Seller’s or its licensor’s copyright or other proprietary rights notices or legends appearing on or in the Platform; or (iv) use the Platform or any component thereof for any purpose other than as specified in this Agreement.

Section 2.02 Distributors, Resellers, and Referrals. Master Distributor may appoint Distributors, and establish reseller and referral programs as it determines appropriate in its sole and absolute discretion for the effective sublicense of the Platform Subscriptions under this Agreement. Master Distributor shall bear all costs related to any reseller or referral programs.

Section 2.03 Distribution by Seller in Territory. Nothing contained herein shall limit Seller’s ability to sublicense Platform Subscriptions to any reseller of Hardware Solutions and/or Platform Subscriptions within the Territory (each, a “Reseller”) in accordance with the terms and conditions of this Agreement; provided, however, that Seller may only sell Platform Subscriptions to a Reseller at prices equal to or greater than the prices set forth on Schedule 2 Distribution Pricing Column, except in the case that Seller sublicenses more than 200 Platform Subscriptions to a single Reseller in any single transaction; and (b) no Distributor may be deemed a Reseller.

Section 2.04 EULA. Neither Master Distributor nor Customer shall offer an end user a license for the Platform except under the terms and conditions of an End User License Agreement (“EULA”) approved by Seller as of the time of such offer. The rights and obligations of Seller to the End User and the End User to Seller shall be governed exclusively by the terms of the EULA. Master Distributor and Customer shall not have authority to execute any proposed EULA on Seller’s behalf. Master Distributor and Customer shall not add to, delete or modify any of the terms or conditions of the EULA; rather, no amendment to a EULA shall be effective unless agreed to in writing and signed by an officer of Seller.

ARTICLE III

PROMOTION AND MARKETING

Section 3.01 Master Distributor Performance Obligations. Master Distributor shall:

(a) use commercially reasonable efforts to market, promote, and sublicense Platform Subscriptions to Customers;

(b) maintain a place or places of business, as required for Master Distributor to perform its duties under this Agreement;

(c) establish and maintain a sales and marketing organization sufficient to develop the market potential for the sublicense of Platform Subscriptions;

(e) create and launch marketing, promotion, and sales materials, campaigns, and programs to promote sublicenses of Platform Subscriptions to Customers; and

(f)  not make any false or misleading representations or warranties to any Customer regarding Seller or the Platform

Section 3.02 Seller Performance Obligations. Seller shall:

(a) provide any necessary information, material, and support as Master Distributor may reasonably request regarding the marketing, promotion, and sublicense of Platform Subscriptions and shall notify Master Distributor promptly in the event of any material changes in such information;

(b) provide Master Distributor such marketing, promotional, sales, and technical literature related to the Platform as Master Distributor may reasonably consider necessary to assist with the promotion of the Platform and the sublicense of Platform Subscriptions;

(c) allow Master Distributor to participate in any marketing, promotion, and sales programs, campaigns, or events that Seller may make generally available to its authorized distributors of Platform Subscriptions; and

Section 3.03 Platform Branding. All Platform Solutions sublicensed to any Customer by Master Distributor will be branded “InReality Platform Software Subscriptions – xxxx”, provided that Master Distributor may include reference to itself as the “supplier” of the Platform Subscriptions in any branding or marketing context.

ARTICLE IV

SUBLICENSE OF PLATFORM SUBSCRIPTIONS

Section 4.01 Sublicenses by Master Distributor. Master Distributor may sell Platform Subscriptions to Customers within the Territory for use with any Hardware Solution. Master Distributor will have absolute and sole discretion over the price for which Master Distributor sells Platform Subscriptions to Customers. Nothing herein will limit Master Distributor’s right to charge End Users an activation fee in connection with a Platform Subscription sold by Master Distributor or by a Distributor or CRI-Sourced Reseller. Nothing in this Agreement shall obligate Master Distributor to sublicense any minimum amount or quantity of Platform Subscriptions.

Section 4.02 Activation, License, Subscription and Payment Terms. For each Platform Subscription that Master Distributor sublicenses to a Customer after the Master Distributor has sublicensed the initial 3,300 units of the Goods purchased from Seller under the Prior Agreement (the “Initial Goods”), Master Distributor shall pay Seller the subscription fee for the applicable Subscription Level set forth on Schedule 1 hereto.

For each Platform Subscription that Master Distributor sublicenses to a Customer following the Effective Date of this Agreement but before Master Distributor’s has sublicensed all of the Initial Goods , Master Distributor shall pay Seller the Subscription Fees set forth on Schedule 1 hereto.

For each Platform Subscription that Master Distributor sublicensed to a Customer prior to the Effective Date of this Agreement, Master Distributor has or shall pay Seller Activation and Subscription Fees as set forth in the “Prior Seller Royalty” fees table on Schedule 1 hereto.

Master Distributor shall complete and deliver to Seller a subscription license request form and a purchase order at the time of sale. Seller will assign the appropriate license to the specified End User account within two business days after receiving such documents from Master Distributor. Master Distributor shall pay Seller all properly invoiced amounts within thirty (30) days after receipt of such invoice. Purchase orders for renewals of subscription licenses must be made at least thirty (30) days prior to end of original subscription period to prevent a lapse in service provided thereunder.

Section 4.03 Intentionally left blank

Section 4.04 Availability/Changes in the Platform. Seller shall:

(a) provide and implement such updates to the Platform, and on such schedule, as reasonably necessary to maintain the full operation and functionality of the Platform in accordance with its documentation, and notify Master Distributor at least seven (7) days before the date of any such update;

(b) provide Master Distributor at least thirty (30) days’ Notice before the date that Seller introduces any new version of the Platform, a new software service or platform similar to the Platform, or replacement of the Platform and make such good available for resale by Master Distributor on or before the date it is first introduced in the marketplace; and

(c) not discontinue the Standard and Enhanced Temperature Screening Subscription Levels or the Platform within twelve (12) months after the effective date of the termination of this Agreement.

Section 4.05 Platform Support.

(a) End Users. Master Distributor shall perform first level ongoing technical support with respect to the Platform for End Users who have purchased a Platform Subscription from Master Distributor or Distributor in compliance with Service Level Agreement substantially in the form attached hereto as Exhibit A, as it may be amended from time to time (the “SLA”); provided, however, that Seller shall be solely responsible for, and shall promptly provide at its sole cost and expense, all technical support with respect to the Platform for all issues that (a) render the Platform or Platform Subscription fully or substantially inoperable or inaccessible; (b) prevent the Platform or Platform Subscription from functioning in accordance with its documentation; (c) prevent End Users from using any of the major features or functionalities of the Platform or Platform Subscription in accordance the documentation (i.e., “Tier 3 Issues”); provided that technical support for such Tier 3 Issues shall not include resolution of the above Tier 3 Issues which result from (i) third-party software, or hardware, provided that Seller will provide reasonable assistance to work with any other third-party software supplier to resolve any issue (ii) any non-Seller modification to the Platform, (iii) use of the Platform by a Customer or End User which is not in accordance with the documentation, or (iv) for which the Customer or Master Distributor has failed to pay the appropriate fees for the applicable period. Unless determined to be the result of a failure to meet the Platform documentation, Seller’s support of Tier 3 issues will not include troubleshooting or determination of the origin of whether the error is attributable to the Platform, custom software development requested by Master Distributor or Customer or third party software or hardware. For purposes of this Section 4.05, Master Distributor and Seller, respectively, shall be responsible only for their respective costs and expenses arising from their respective duties under this Section 4.05 and the SLA. Seller will not be entitled to any fees received by Master Distributor from End Users in connection with any technical support performed by Master Distributor.

(b) Distributors and Resellers. Master Distributor shall perform technical support, training, and end user demonstration support for Distributors and CRI-Sourced Resellers; provided, however that Seller shall be solely responsible for, and shall promptly provide at its sole cost and expense, all technical support related to Tier 3 Issues for Distributors and CRI-Sourced Resellers with respect to the Platform or a Platform Subscription.

Section 4.06 Customer Referrals. Seller may, at its sole discretion, refer and direct each End User (whether such End User purchases Hardware Solutions directly from Seller, directly or indirectly through the Master Distributor or otherwise, and whether or not the End User is located in the Territory) to the Master Distributor for Platform Subscriptions.

Section 4.07 Cooperation by Seller. Upon Master Distributor’s request, and at Seller’s discretion, sole cost, and expense, Seller shall provide strategic input, strategy implementation guidance, and such other material support reasonably requested by Master Distributor with respect to Master Distributor’s relationships with any particular Customer, including without limitation with respect to training and product demonstration support. Seller shall make itself available for at least one two-hour meeting with Master Distributor per week during normal business hours, Monday through Friday throughout the Term to discuss the status of Master Distributor’s distributor and reseller programs and any current or upcoming support and strategic needs of Master Distributor related thereto. Master Distributor commits to holding these sessions at minimum twice a month.

Section 4.08 Platform Warranties. Seller warrants to Master Distributor that (a) none of the Platform, the Platform Subscriptions, nor the marketing, sublicense, or use of the Platform or Platform Subscriptions infringes on any third-party Intellectual Property Rights; (b) the Platform and Platform Subscriptions contain no harmful code.

ARTICLE V

GOODS

Section 5.01 Goods Purchased under Prior Agreement. With respect to any Goods purchased by Master Distributor from Seller associated with Prior Agreement, Master Distributor will look for resolution on Product Warranty and Defects from the original equipment manufacturer directly, not from Seller.

Section 5.02 Purchase of Goods. From and after the Effective Date, Master Distributor shall purchase all Goods that it desires, if any, directly from the manufacturer of such Goods (the “Manufacturer”). Nothing in this Agreement shall obligate Master Distributor to purchase any minimum number or quantity of Goods. For each Good ordered by Master Distributor from a Manufacturer, Seller shall perform an on-site quality control check (“Quality Control”) at such Manufacturer’s facility.

Section 5.03 Seller Broker Services. Master Distributor shall have the option to require Seller, and Seller shall have the option to accept, to act as Master Distributor’s broker with respect to any particular Manufacturer. Master Distributor may exercise this option with respect to a Manufacturer upon Notice to Seller. Upon Seller’s receipt of such Notice, Seller shall be responsible for (a) remitting any payments due from Master Distributor to the Manufacturer, which payments shall be made in advance to the Seller; (b) coordinating manufacturing and other activities with Manufacturer; (c) coordinating shipping of Goods from the Manufacturer to Master Distributor; (d) scheduling and coordinating Seller’s performance of its Quality Control duties; and (e) coordinating any additional work required to effectuate Master Distributor’s purchase and receipt of the Goods from the Manufacturer (collectively, the “Broker Services”). If and only if Master Distributor exercises the option set forth in this Section 5.03 and Seller performs the Broker Services to Master Distributor’s satisfaction, Master Distributor shall pay Seller the broker fee set forth on Schedule 3 hereto (the “Broker Fee”) for each Good for which Seller provided the Broker Services within thirty (30) days after the date that Master Distributor orders the Good to which the Broker Services apply.

Section 5.04 License Fees and Handling Costs. For each Good sold to an End User by Master Distributor, a Distributor, or a CRI-Sourced Reseller following the sale of all of the Initial Goods (each, a “CRI-Originated Good”), Master Distributor shall pay Seller the applicable license fee set forth on Schedule 3 (the “License Fee”). The License Fee will accrue at the time the CRI-Originated Goods leave Master Distributor’s inventory, including for CRI-Originated Goods sold to Customers, End Users, or used for internal purposes. No later than the last day of each calendar month during the Term, Master Distributor shall submit to Seller a written record of all recorded sales of CRI-Originated Goods during such month (the “Monthly License Report”), along with a calculation of all License Fees incurred for such sales during the month (the “Monthly License Fees”). Master Distributor shall pay all Monthly License Fees within thirty (30) days after the date of each Monthly License Report.

Section 5.05 Handling Costs. For each Good ordered by, delivered to, and accepted by Master Distributor from a Manufacturer, Master Distributor shall pay Seller the handling costs set forth on Schedule 3 (the “Handling Costs”). Master Distributor shall pay Seller the Handling Costs within thirty (30) days after the date that original equipment manufacturer ships the Good to which the Handling Costs apply.

ARTICLE VI

USE OF SELLER’S INTELLECTUAL PROPERTY

Section 6.01 Use of Seller’s Name and Trademarks. Master Distributor and its authorized independent sales representatives, distributors, resellers, referral partners, successors, and assigns are authorized and licensed to:

(a) use Trademarks, service marks and trade names of Seller and any third party licensed by Seller in connection with marketing, promoting, or reselling the Goods and the Platform; and

(b) refer to itself as an authorized distributor of the Goods and the Platform without limitation in the Territory.

Section 6.02 Use of Master Distributor’s Name and Trademarks. Seller is authorized and licensed to use Trademarks, service marks, and trade names of Master Distributor solely in connection with marketing and promoting the Goods, the Platform, and the Platform Subscriptions.

Section 6.03 Limited Have Made Rights. Master Distributor is granted a license to make and have made Goods under any Patent of Seller that is used in, implicated by, or otherwise connected with the manufacturing and production of Goods.

Section 6.04 Ownership. Subject to the license and sublicense rights granted herein, Seller is the sole owner of all Intellectual Property Rights in the Platform and Master Distributor acknowledges and agrees that this Agreement grants Reseller no title or right of ownership in or to the Platform. Master Distributor shall not, at any time, take or cause any action, which would be inconsistent with or tend to impair the rights of Seller or its licensors in the Platform.

ARTICLE VII

TERM; TERMINATION

Section 7.01 Initial Term. The term of this Agreement shall commence on the Effective Date and will continue for a period of twelve (12) months thereafter, unless and until earlier terminated as provided under this Agreement or applicable Law (the “Initial Term”).

Section 7.02 Renewal Term. Upon expiration of the Initial Term, this Agreement will automatically renew for additional successive twelve (12) month terms unless and until (a) Master Distributor provides Notice of nonrenewal at least sixty (60) days before the end of the then-current term or (b) Seller provides Notice of nonrenewal at least six (6) months before the end of the then-current term or (c) earlier terminated as provided under this Agreement or applicable Law (each, a “Renewal Term”, and together with the Initial Term, the “Term”). If the Term is renewed for any Renewal Term(s) pursuant to this Section 7.02, the terms and conditions of this Agreement during each such Renewal Term are the same as the terms in effect immediately prior to such renewal, subject to any change agreed to by the Parties in accordance with Section 13.07. If Master Distributor or Seller provides timely Notice of its intent not to renew this Agreement, then, subject to Section 7.01, unless earlier terminated in accordance with its terms, this Agreement will terminate on the expiration of the then-current Term.

Section 7.03 Master Distributor’s Right to Terminate the Agreement. Master Distributor may terminate this Agreement upon Notice to Seller:

(a) if Seller repudiates any of its obligations under this Agreement;

(b) except as otherwise specifically provided under this Section 7.03, if Seller is in material breach of any representation, warranty, or covenant of Seller under this Agreement and either the breach cannot be cured or, if the breach can be cured, it is not cured by Seller within a commercially reasonable period of time under the circumstances, in no case exceeding fifteen (15) days following Seller’s receipt of Notice of such breach; or

(c) if Seller:

(i) becomes insolvent or is generally unable to pay, or fails to pay, its debts as they become due;

(ii) files or has filed against it, a petition for voluntary or involuntary bankruptcy, or otherwise becomes subject, voluntarily or involuntarily, to any proceeding under any domestic or foreign bankruptcy or insolvency Law;

(iii) seeks reorganization, arrangement, adjustment, winding-up, liquidation, dissolution, composition, or other relief with respect to it or its debts;

(iv) makes or seeks to make a general assignment for the benefit of its creditors; or

 (v) applies for or has a receiver, trustee, custodian, or similar agent appointed by order of any court of competent jurisdiction to take charge of or sell any material portion of its property or business;

(d) in the event of a Force Majeure Event affecting Seller’s performance of this Agreement for more than fifteen (15) consecutive days;

(e) if, without obtaining Master Distributor’s prior written consent, (i) Seller sells, leases or exchanges a material portion of Seller’s assets, (ii) Seller merges or consolidates with or into another Person, or (iii) a change in Control of Seller occurs, unless in the case of a merger or consolidation of Seller with another Person, Seller is the surviving entity and has a net worth greater than or equal to its net worth immediately prior to the merger or consolidation; or

(h) at its option and for any reason upon ninety (90) days’ written notice to Seller.

Any termination under this Section 7.03 is effective on Seller’s receipt of Master Distributor’s Notice of termination or any later date set out in the Notice.

Section 7.04 Seller’s Right to Terminate for Cause. Seller may terminate this Agreement upon Notice to Master Distributor:

(a) except as otherwise specifically provided under this Section 7.04, if Master Distributor is in material breach of any representation, warranty, or covenant of Master Distributor under this Agreement, and either the breach cannot be cured or, if the breach can be cured, it is not cured by Master Distributor within a commercially reasonable period of time (in no case exceeding fifteen (15) days after Master Distributor’s receipt of Notice of such breach).

(b) if Master Distributor:

(i) becomes insolvent or is generally unable to pay, or fails to pay, its debts as they become due;

(ii) files or has filed against it, a petition for voluntary or involuntary bankruptcy or otherwise becomes subject, voluntarily or involuntarily, to any proceeding under any domestic or foreign bankruptcy or insolvency Law;

(iii) seeks reorganization, arrangement, adjustment, winding-up, liquidation, dissolution, composition, or other relief with respect to it or its debts;

(iv) makes or seeks to make a general assignment for the benefit of its creditors; or

(v) applies for or has appointed a receiver, trustee, custodian, or similar agent appointed by order of any court of competent jurisdiction to take charge of or sell any material portion of its property or business.

Any termination under this Section 7.04 is effective on Master Distributor’s receipt of Seller’s Notice of termination or any later date set out in the Notice.

Section 7.05 Effect of Expiration or Termination.

(a) Upon the expiration or earlier termination of this Agreement:

(i) each Party shall promptly return to the other Party or destroy all documents and tangible materials (and any copies thereof) containing, reflecting, incorporating, or based on the other Party’s Confidential Information;

(ii) each Party shall promptly permanently erase all of the other Party’s Confidential Information from its computer systems, except for copies that are maintained as archive copies on its disaster recovery and/or information technology backup systems. Each Party shall destroy any such copies upon the normal expiration of its backup files; and

(iii) each Party shall promptly certify in writing to the other Party that it has complied with the requirements of this clause.

(b) The Party terminating this Agreement, or in the case of the expiration of this Agreement, each Party, shall not be liable to the other Party for any damage of any kind (whether direct or indirect) incurred by the other Party by reason of the expiration or earlier termination of this Agreement. Termination of this Agreement will not constitute a waiver of any of the terminating Party’s rights or remedies under this Agreement, at law, in equity, or otherwise.

(c) Notwithstanding the provisions of Section 13.03, in the case that this Agreement is terminated for any reason, the Parties shall continue to perform such obligations and provide such services under this Agreement as necessary to ensure that the Platform and the Software continue to operate for the remainder of the then current term of the existing End User contracts for Platform Subscriptions in same condition as if this Agreement were still fully in effect.

ARTICLE VIII

CONFIDENTIALITY

Section 8.01 Scope of Confidential Information. From time to time during the Term, either Party (as the “Disclosing Party”) may disclose or make available to the other Party (as the “Receiving Party”) information about its business affairs, goods and services, Forecasts, confidential information, and materials comprising or relating to Intellectual Property Rights, Trade Secrets, third-party confidential information, and other sensitive or proprietary information; such information, whether orally or in written, electronic, or other form or media, and whether or not marked, designated, or otherwise identified as “confidential” constitutes “Confidential Information” hereunder. Confidential Information excludes information that, at the time of disclosure and as established by documentary evidence:

(a) is or becomes generally available to and known by the public other than as a result of, directly or indirectly, any breach of this Article XIII by the Receiving Party or any of its Representatives;

(b) is or becomes available to the Receiving Party on a non-confidential basis from a third-party source, provided that such third party is not and was not prohibited from disclosing such Confidential Information;

(c) was known by or in the possession of the Receiving Party or its Representatives before being disclosed by or on behalf of the Disclosing Party; or

(d) was or is independently developed by the Receiving Party without reference to or use of, in whole or in part, any of the Disclosing Party’s Confidential Information.

Section 8.02 Protection of Confidential Information. The Receiving Party shall:

(a) protect and safeguard the confidentiality of the Disclosing Party’s Confidential Information with at least the same degree of care as the Receiving Party would protect its own Confidential Information, but in no event with less than a commercially reasonable degree of care;

(b) not use the Disclosing Party’s Confidential Information, or permit it to be accessed or used, for any purpose other than to exercise its rights or perform its obligations under this Agreement; and

(c) not disclose any such Confidential Information to any Person, except:

(i) to the Receiving Party’s Representatives who need to know the Confidential Information to assist the Receiving Party, or act on its behalf, to exercise its rights or perform its obligations under this Agreement;

(ii) pursuant to applicable Law, provided that the Receiving Party shall first provide the Disclosing Party with: (A) prompt Notice of such requirement so that the Disclosing Party may seek, at its sole cost and expense, a protective order, or other remedy; and (B) reasonable assistance, at the Disclosing Party’s sole cost and expense, in opposing such disclosure or seeking a protective order or other limitations on disclosure; or

(iii) pursuant to Master Distributor’s obligations under the applicable securities Laws and the regulations of any exchange on which Master Distributor’s securities are traded.

The Receiving Party shall be responsible for any breach of this Article XIII caused by any of its Representatives. The provisions of this Article XIII shall survive termination or expiration of this Agreement for any reason for a period of two (2) years after such termination or expiration. On the expiration or earlier termination of this Agreement, the Receiving Party and its Representatives shall, pursuant to Section 7.05(a), promptly return or destroy all Confidential Information and copies thereof that it has received under this Agreement.

ARTICLE IX

REPRESENTATIONS AND WARRANTIES

Section 9.01 Seller’s Representations and Warranties. Seller represents, warrants, and covenants to Master Distributor that:

(a) it is a limited liability company organized, validly existing, and in good standing in the jurisdiction of its organization/formation;

(b) it is duly qualified to do business and is in good standing in every jurisdiction in which such qualification is required or purposes of this Agreement, except where the failure to be so qualified, in the aggregate, would not reasonably be expected to adversely affect its ability to perform its obligations under this Agreement;

(c) it has the full right, power, and authority to enter into this Agreement, to grant the rights and licenses granted under this Agreement, and to perform its obligations under this Agreement;

(d) the execution of this Agreement by its Representative whose signature is set forth at the end hereof has been duly authorized by all necessary action of Seller;

(e) the execution, delivery, and performance of this Agreement by Seller will not violate, conflict with, require consent under, or result in any breach or default under:

(i) any of Seller’s organizational documents;

(ii) any applicable Law; or

(iii) with or without notice or lapse of time or both, the provisions of any Seller Contract;

(f) when executed and delivered by each of Master Distributor and Seller, this Agreement will constitute the legal, valid, and binding obligation of Seller, enforceable against Seller in accordance with its terms, except as may be limited by any applicable bankruptcy, insolvency, reorganization, moratorium, or similar laws and equitable principles related to or affecting creditors’ rights generally or the effect of general principles of equity; and

(g) it is now and at all times will remain in material compliance with all Laws and Seller Contracts applicable to this Agreement, the Goods, the Software, the Platform, and the operation of its business.

EXCEPT AS EXPRESSLY SET FORTH IN THIS SECTION 9.01 and 9.02, Seller EXPRESSLY DISCLAIMS ALL WARRANTIES AND REPRESENTATIONS, EXPRESS OR IMPLIED, CONCERNING THE GOODS, SERVICES AND DELIVERABLES, INCLUDING, WITHOUT LIMITATION, ANY IMPLIED WARRANTIES OF FITNESS FOR A PARTICULAR PURPOSE, MERCHANTABILITY OR OTHERWISE ARE HEREBY DISCLAIMED.

Section 9.02 Master Distributor’s Representations and Warranties. Master Distributor represents, warrants, and covenants to Seller that:

(a) it is a corporation duly organized, validly existing, and in good standing in the jurisdiction of its incorporation;

(b) it is duly qualified to do business and is in good standing in every jurisdiction in which such qualification is required for purposes of this Agreement, except where the failure to be so qualified, in the aggregate, would not reasonably be expected to adversely affect its ability to perform its obligations under this Agreement;

(c) it has the full right, power and authority to enter into this Agreement, to grant the rights and licenses granted under this Agreement, and to perform its obligations under this Agreement;

(d) the execution of this Agreement by its Representative whose signature is set forth at the end hereof has been duly authorized by all necessary action of Master Distributor;

(e) the execution, delivery, and performance of this Agreement by Master Distributor will not violate, conflict with, require consent under, or result in any breach or default under:

(i) any of Master Distributor’s organizational documents;

(ii) any applicable Law; or

(iii) with or without notice or lapse of time or both, the provisions of any Master Distributor Contract; and

(f) when executed and delivered by each of Seller and Master Distributor, this Agreement will constitute the legal, valid, and binding obligation of Master Distributor, enforceable against Master Distributor in accordance with its terms, except as may be limited by any applicable bankruptcy, insolvency, reorganization, moratorium, or similar laws and equitable principles related to or affecting creditors’ rights generally, or the effect of general principles of equity.

(g) it is now and at all times will remain in material compliance with all Laws of the Territory and Master Distributor Contracts applicable to this Agreement and the operation of its business.

ARTICLE X

INDEMNIFICATION

Section 10.01 Indemnification.

(a) Master Distributor shall indemnify, defend, and hold harmless Seller and its Representatives, officers, directors, employees, agents, Affiliates, distributors, resellers, referral partners (and, for each of the foregoing that is an entity, their respective officers, directors, employees, and agents), successors, and permitted assigns (collectively, “Seller Indemnitees”) against any and all losses, damages, liabilities, deficiencies, claims, actions, judgments, settlements, interest, awards, penalties, fines, costs, or expenses of whatever kind, including attorneys’ fees, fees and the costs of enforcing any right to indemnification under this Agreement, and the cost of pursuing any insurance providers (collectively, “Losses”), incurred by a Seller Indemnitee or awarded against a Seller Indemnitee, relating to, arising out of, or resulting from any Claim of a third party alleging: (a) breach or non-fulfillment of any representation, warranty, or covenant of this Agreement by Master Distributor or Master Distributor’s Personnel; (b) any negligent or more culpable act or omission of Master Distributor or its Personnel (including any recklessness or willful misconduct) in connection with the performance of its obligations under this Agreement; (c) any bodily injury, death of any Person, or damage to real or tangible personal property caused by the willful or negligent acts or omissions of Master Distributor or its Personnel; or (d) any failure by Master Distributor or its Personnel to comply with any applicable Laws.

(b) Seller shall indemnify, defend, and hold harmless Master Distributor and its Representatives, officers, directors, employees, agents, Affiliates, distributors, resellers, referral partners (and, for each of the foregoing that is an entity, their respective officers, directors, employees, and agents), successors, and permitted assigns (collectively, “Master Distributor Indemnitees”) against any and all Losses incurred by a Master Distributor Indemnitee or awarded against a Master Distributor Indemnitee, relating to, arising out of, or resulting from any Claim of a third party alleging: (a) breach or non-fulfillment of any representation, warranty, or covenant of this Agreement by Seller or Seller’s Personnel; (b) any negligent or more culpable act or omission of Seller or its Personnel (including any recklessness or willful misconduct) in connection with the performance of its obligations under this Agreement; (c) any bodily injury, death of any Person, or damage to real or tangible personal property caused by the willful or negligent acts or omissions of Seller or its Personnel; or (d) any failure by Seller or its Personnel to comply with any applicable Laws.

10.02 Exceptions and Limitations on Indemnification. Notwithstanding anything to the contrary in this Agreement, the indemnifying party is not obligated to indemnify or defend a indemnified party against any claim (whether direct or indirect) if such claim or corresponding Losses directly result from the indemnified party or its indemnitee’s or its Personnel’s: (a) gross negligence or more culpable act or omission (including recklessness or willful misconduct); or (b) bad faith failure to comply with any of its obligations set forth in this Agreement.

Section 10.03 Seller Intellectual Property Indemnification. Subject to the terms and conditions of Section 10.04, Seller shall defend, hold harmless, and indemnify Master Distributor Indemnitees from and against all Losses arising out of any third-party Claim alleging that any of the Goods, Software, Platform, Platform Subscriptions, or Master Distributor’s receipt or use thereof infringes any Intellectual Property Right; provided that the indemnification obligations under the foregoing clause shall not apply to infringement actions or claims to the extent that such actions or claims are based on or result from: (i) the use of any Goods, Software, Platform in violation of the terms of this Agreement or the Seller’s Terms of Use for the Goods, Software or Platform, (ii) any alteration or modification of the Goods, Software or Platform by any person other than by, on behalf or at the direction of Seller or its authorized agent, and provided the loss in question would not have occurred, in whole or in part, but for such unauthorized alteration or modification, (iii) any combination, operation or use of the Goods, Software or Platform with equipment or software not supplied, recommended or approved in writing by Seller (for clarity, Seller has approved the use of Goods with the Software and Platform), unless such use is performed by, on behalf or at the direction of Seller or its affiliates, and provided the loss in question would not have occurred, in whole or in part, but for such unsanctioned use, or (iv) compliance with information, directions, specifications or materials provided by Master Distributor or other sub distributor or reseller. In addition, if such a Claim is or is likely to be made, Seller shall, at its own expense, exercise the following as determined in the Seller’s discretion: (a) obtain for Master Distributor and its End Users the respective rights to continue to use and sell the Goods, sublicense the Platform, and the Platform Subscriptions consistent with this Agreement; (b) modify the Goods, Software, Platform, or Platform Subscriptions, as applicable, so they are non-infringing and in compliance with this Agreement; (c) replace the Goods, Software, Platform, or Platform Subscriptions with non-infringing ones that comply with this Agreement; or (d) accept the cancellation and return (at Seller’s expense) of infringing Goods, Software, Platform, or Platform Subscription without Master Distributor or End Users having any cancellation liability and refund to Master Distributor and End Users any amount paid for such infringing Goods. If the Goods, Software, Platform, or Platform Subscriptions, or any part thereof, become, or in Seller’s opinion are likely to become, subject to a Claim that qualifies for intellectual property indemnification coverage under this Section 10.03, Seller shall, at its sole option and expense, Notify Master Distributor and End Users to cease using such Goods, Software, Platform, or Platform Subscription. Master Distributor shall Notify Seller of third-party Claims against Master Distributor and reasonably cooperate in the investigation, settlement, and defense of such Claims at Seller’s expense.

Section 10.04 Exceptions to Seller’s Intellectual Property Indemnification. Notwithstanding anything to the contrary in this Agreement, Seller is not obligated to indemnify or defend any Master Distributor Indemnitee against any claim under Section 10.03 if such claim or corresponding Losses arise out of or result from the circumstances described in Section 10.02(a) or Section 10.02(b).

ARTICLE XI

LIMITATION OF LIABILITY

Section 11.01 No Liability for Consequential or Indirect Damages. EXCEPT FOR LIABILITY FOR INDEMNIFICATION, LIABILITY FOR BREACH OF CONFIDENTIALITY, LIABILITY FOR BREACH OF NON-SOLICITATION OBLIGATIONS, OR LIABILITY FOR INFRINGEMENT OR MISAPPROPRIATION OF INTELLECTUAL PROPERTY RIGHTS, NEITHER PARTY NOR ITS REPRESENTATIVES SHALL BE LIABLE FOR CONSEQUENTIAL, INDIRECT, INCIDENTAL, SPECIAL, EXEMPLARY, PUNITIVE, OR ENHANCED DAMAGES, ARISING OUT OF OR RELATING TO ANY BREACH OF THIS AGREEMENT, WHETHER OR NOT THE POSSIBILITY OF SUCH DAMAGES HAS BEEN DISCLOSED IN ADVANCE TO A PARTY OR COULD HAVE BEEN REASONABLY FORESEEN BY SUCH PARTY, REGARDLESS OF THE LEGAL OR EQUITABLE THEORY (CONTRACT, TORT, OR OTHERWISE) UPON WHICH THE CLAIM IS BASED, AND NOTWITHSTANDING THE FAILURE OF ANY AGREED OR OTHER REMEDY OF ITS ESSENTIAL PURPOSE. EXCEPT FOR LIABILITY FOR INDEMNIFICATION, LIABILITY FOR BREACH OF CONFIDENTIALITY, LIABILITY FOR BREACH OF NON-SOLICITATION OBLIGATIONS, OR LIABILITY FOR INFRINGEMENT OR MISAPPROPRIATION OF INTELLECTUAL PROPERTY RIGHTS, Under no circumstances whatsoever will EITHER PARTY be liable for any AMOUNTS that will exceed in the aggregate the amounts paid or payable for goods shipped or services performed to Seller the PRECEDING 12 months.

ARTICLE XII

INSURANCE OBLIGATIONS

Section 12.01 Insurance. Without limiting Seller’s indemnification obligations under this Agreement, during the Term, Seller shall, at its own expense, maintain and carry in full force and effect at least the following types of insurance coverage, subject to the requirements set forth in Section 12.02: (a)  commercial general liability with limits of at least one million dollars ($1,000,000) per occurrence, including bodily injury, property damage covering the Goods and the Platform, and advertising liability, which policy will also include contractual liability coverage insuring the activities of Seller under this Agreement; (b)  worker’s compensation with limits no less than the minimum amount required by applicable law; and (c)  umbrella (excess) liability for the coverage in Section 12.01(a), with limits of five million dollars ($5,000,000) per occurrence.

Section 12.02 Insurance Contract Requirements. Seller shall ensure that all insurance policies required pursuant to Section 12.01: (a) are issued by insurance companies reasonably acceptable to Master Distributor; (b) provide that such insurance carriers give Master Distributor at least thirty (30) days’ prior Notice of cancellation or non-renewal of policy coverage, provided that, prior to such cancellation, Seller has new insurance policies in place that meet the requirements of this Article XII; (c) provide that such insurance be primary insurance and any similar insurance in the name of and/or for the benefit of Seller shall be excess and non-contributory; (d) name Master Distributor and Master Distributor’s Affiliates, including, in each case, all successors and permitted assigns, as additional insureds; and (e) waive any right of subrogation of the insurers against Master Distributor or any of its Affiliates.

Section 12.03 Insurance Certificates. On Master Distributor’s reasonable request, Seller shall provide Master Distributor with copies of the certificates of insurance and policy endorsements for all insurance coverage required by this Article XII, and shall not do anything to invalidate such insurance. This Section 12.03 shall not be construed in any manner as waiving, restricting, or limiting the liability of either Party for any obligations imposed under this Agreement (including but not limited to, any provisions requiring a party hereto to indemnify, defend, and hold the other harmless under this Agreement).

ARTICLE XIII

MISCELLANEOUS

Section 13.01 Further Assurances. Upon a Party’s reasonable request, the other Party shall, at its sole cost and expense, execute and deliver all such further documents and instruments, and take all such further acts, necessary to give full effect to this Agreement.

Section 13.02 Entire Agreement. This Agreement, including and together with any related exhibits, schedules, attachments, and appendices, constitutes the sole and entire agreement of the Parties with respect to the subject matter contained herein and therein, and supersedes all prior and contemporaneous understandings, agreements, representations, and warranties, both written and oral, regarding such subject matter. Any additional or different terms or conditions contained in any document furnished by Seller, including but not limited to, any purchase order or any acknowledgment, are hereby objected to and rejected by Master Distributor. This Agreement supersedes the Prior Agreement in its entirety.

Section 13.03 Survival. Subject to the limitations and other provisions of this Agreement: (a) the representations and warranties of the Parties contained herein shall survive the expiration or earlier termination of this Agreement; and (b) Articles, VI, VIII, X, XI and Sections 5.01(a), 7.05, 13.04, 13.13, and 13.14 of this Agreement, as well as any other provision that, in order to give proper effect to its intent, should survive such expiration or termination, shall survive the expiration or earlier termination of this Agreement. All other provisions of this Agreement shall not survive the expiration or earlier termination of this Agreement.

Section 13.04 Notices. All notices, requests, consents, claims, demands, waivers, and other communications hereunder (each, a “Notice”, and with the correlative meaning, “Notify”) shall be in writing and shall be deemed to have been given: (a) when delivered by hand (with written confirmation of receipt); (b) when received by the addressee if sent by a nationally recognized overnight courier (return receipt requested); (c) if by email, including any attachments thereto, on the date sent (with confirmation of transmission) if sent during normal business hours of the recipient, and on the next Business Day if sent after normal business hours of the recipient; or (d) on the third (3rd) day after the date mailed, by certified or registered first class mail, return receipt requested, postage prepaid. Such communications must be sent to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 13.04.

Notice to Master Distributor:	Creative Realities, Inc. 13100 Magisterial Drive, Suite 100 Louisville, KY 40223 Attn: Will Logan, Chief Financial Officer

E-mail: will.logan@cri.com

With a copy (which shall not constitute notice) to:	Maslon LLP
3300 Wells Fargo Center 90 South 7th Street
Minneapolis, MN 55402
Attn: Bradley Pederson

E-mail: bradley.pederson@maslon.com

Notice to Seller:	[COMPANY ADDRESS]
[E-mail: [E-MAIL ADDRESS]

Section 13.05 Headings. The headings in this Agreement are for reference only and do not affect the interpretation of this Agreement.

Section 13.06 Severability. If any term or provision of this Agreement is invalid, illegal, or unenforceable in any jurisdiction, such invalidity, illegality, or unenforceability shall not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction. Upon a determination that any term or provision is invalid, illegal, or unenforceable, this Agreement shall be modified to effect the original intent of the Parties as closely as possible in order that the transactions contemplated hereby be consummated as originally contemplated to the greatest extent possible.

Section 13.07 Amendment and Modification. No amendment to or modification of this Agreement or any Purchase Order is effective unless it is in writing and signed by an authorized Representative of each Party.

Section 13.08 Waiver. No waiver by any Party of any provision of this Agreement shall be effective unless it is in writing and signed by the Party waiving its right. Any waiver authorized on one occasion is effective only in that instance and only for the purpose stated, and does not operate as a waiver on any future occasion. None of the following constitutes a waiver or estoppel of any right, remedy, power, privilege, or condition arising from this Agreement: (i) any failure or delay in exercising any right, remedy, power, or privilege or in enforcing any condition under this Agreement; or (ii) any act, omission, or course of dealing between the Parties.

Section 13.09 Cumulative Remedies. All rights and remedies provided in this Agreement are cumulative and not exclusive, and the exercise by either Party of any right or remedy does not preclude the exercise of any other rights or remedies that may now or subsequently be available at law, in equity, by statute, in any other agreement between the Parties, or otherwise.

Section 13.10 Assignment. Except as otherwise set forth in this Agreement, neither Party may assign this Agreement any of its rights or delegate any of its obligations hereunder without the other Party’s prior written consent. Any purported assignment or delegation in violation of this Section 13.10 shall be null and void.

Section 13.11 Successors and Assigns. This Agreement is binding on and inures to the benefit of the Parties to this Agreement and their respective permitted successors and permitted assigns.

Section 13.12 No Third-Party Beneficiaries.

(a) Subject to Section 13.12(b), this Agreement benefits solely the Parties to this Agreement and their respective permitted successors and assigns and nothing in this Agreement, express or implied, confers on any other Person any legal or equitable right, benefit, or remedy of any nature whatsoever under or by reason of this Agreement.

(b)  The Parties hereby designate distributors, sub-distributors, resellers, referral partners, Master Distributor Indemnitees, and End Users as third-party beneficiaries with the right to enforce Section 2.02, Article X, and Section 5.01(a), respectively, together with any related provision of this Agreement.

Section 13.13 Dispute Resolution. Any dispute, controversy, or claim arising out of or relating to this Agreement, or the breach, termination or invalidity hereof (each, a “Dispute”), shall be submitted for negotiation and resolution to the Chief Executive Officer of Seller (or to such other person of equivalent or superior position designated by Seller in a written Notice to Master Distributor) and the Chief Executive Officer of Master Distributor (or to such other person of equivalent or superior position designated by Master Distributor in a written Notice to Seller), by delivery of written Notice (each, a “Dispute Notice”) from either Party to the other Party. Such persons shall negotiate in good faith to resolve the Dispute. If the Parties cannot resolve any Dispute within thirty (30) days after delivery of the applicable Dispute Notice, the Dispute shall be resolved exclusively by arbitration to be conducted by and under the Commercial Arbitration Rules of the American Arbitration Association, to be held in a neutral location to be agreed by the Parties, or in Minneapolis, Minnesota if the Parties cannot agree on a neutral location, unless a Party is seeking injunctive relief, in which case the federal and state courts sitting in the location of the defendant in such matter shall have exclusive jurisdiction. Such arbitration shall be commenced by the sending of a written notice by the aggrieved Party to the other Party, setting forth a statement of the grievance. The mailing of such notice shall commence the arbitration, and the award or decision in such arbitration shall be binding upon the Parties. Such award or decision may be entered as a judgment in such court or courts as may have jurisdiction in the matter. The losing Party in any action to enforce its rights or settle any disputes under this Agreement shall pay to the prevailing Party all of its costs and expenses paid or incurred in connection with such suit or action, including, without limitation, the prevailing Party’s reasonable attorneys’ fees, costs and expenses. THE PARTIES HEREBY INTENTIONALLY, KNOWINGLY AND VOLUNTARILY WAIVE ALL OF THEIR RESPECTIVE RIGHTS TO A TRIAL BY JURY IN ANY PROCEEDING BROUGHT TO ENFORCE OR DEFEND ANY PROVISION CONTAINED IN THIS AGREEMENT.

Section 13.14 Governing Law. This Agreement, including all Purchase Order documents and exhibits, schedules, attachments, and appendices attached to this Agreement and thereto, shall be governed by and construed in accordance with the Laws of the State of Delaware, without regard to its choice or conflict of laws rules. The Parties agree that the United Nations Convention on Contracts for the International Sale of Goods does not apply to this Agreement.

Section 13.15 Counterparts. This Agreement may be executed in counterparts, each of which is deemed an original, but all of which together are deemed to be one and the same agreement. A signed copy of this Agreement delivered by facsimile, email, or other means of electronic transmission is deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

Section 13.16 Force Majeure. Any delay or failure of either Party to perform its obligations under this Agreement will be excused to the extent that the delay or failure was caused directly by an event beyond such Party’s control, without such Party’s fault or negligence and that by its nature could not have been foreseen by such Party or, if it could have been foreseen, was unavoidable (which events include, without limitation, natural disasters, embargoes, explosions, riots, wars, or acts of terrorism, epidemics, pandemics (excluding the COVID-19 pandemic in effect as of the date hereof), or any action, order, or other response by any federal, state, or local government authority related to any of the foregoing that directly prevents a Party from performing its obligations) (each, a “Force Majeure Event”). Either Party’s financial inability to perform, changes in cost or availability of materials, components, or services, market conditions or supplier actions or contract disputes will not excuse performance by such Party under this Section 13.16. Each Party shall give the other prompt written notice of any event or circumstance that is reasonably likely to result in a Force Majeure Event, and the anticipated duration of such Force Majeure Event. Each Party shall use all diligent efforts to end the Force Majeure Event, ensure that the effects of any Force Majeure Event are minimized and resume full performance under this Agreement.

Section 13.17 No Franchise or Business Opportunity Agreement. The Parties are independent contractors and nothing in this Agreement shall be deemed or constructed as creating a joint venture, employment, partnership, agency relationship, business opportunity, or franchise between Seller and Master Distributor. Neither Party, by virtue of this Agreement, will have any right, power, or authority to act or create an obligation, express or implied, on behalf of the other Party. Each Party assumes responsibility for the actions of its personnel under this Agreement and will be solely responsible for their supervision, daily direction, and control, wage rates, withholding income taxes, disability benefits, or the manner and means through which the work under this Agreement will be accomplished. Except as provided otherwise in this Agreement, Master Distributor has the sole discretion to determine Master Distributor’s methods of operation, Master Distributor’s accounting practices, the types and amounts of insurance Master Distributor carries, Master Distributor’s personnel practices, Master Distributor’s marketing and promotion, Master Distributor’s customers, and Master Distributor’s service areas and methods. The relationship created hereby between the Parties is solely that of supplier and distributor. If any provision of this Agreement is deemed to create a franchise or business opportunity relationship between the Parties, then the Parties shall negotiate in good faith to modify this Agreement so as to effect the Parties’ original intent as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as a distribution agreement and not a franchise or business opportunity agreement.

Section 13.18 Non-Solicitation.

(a) Neither Party will solicit and/or offer employment to or hire as a contractor for service, nor accept for employment or hire as a contractor for service, the other Party’s personnel, including independent contractors during the Term of this Agreement and for a period continuing for twelve (12) months subsequent to the termination of the Agreement inclusive of any extension thereof; provided, however, that the foregoing restriction shall not apply to solicitations directed at the public in general.

(b) During the Term and for a period of twelve (12) months after the effective date of the termination of this Agreement, Seller shall not (i) directly or intentionally indirectly through another Reseller solicit, accept, transact, or attempt to obtain business from any Customer of Master Distributor; (ii) directly or intentionally indirectly through another Reseller assist or aid any other party in the solicitation, acceptance or transaction of or any attempt to obtain the business of any Customer of Master Distributor; or (iii) directly or intentionally indirectly through another Reseller accept the business of any Customer of Master Distributor (it is the intention of the Parties that Seller may not avoid enforcement of the non-solicitation provisions set forth herein by claiming that Seller merely accepted the business of any Customer of Master Distributor).

(c) The Parties acknowledge that any breach of the non-solicitation provisions contained in this Section 13.18 may result in serious and irreparable injury to the non-breaching Party. Therefore, the Parties acknowledge and agree that in the event of a breach of the non-solicitation obligations set forth herein, the non-breaching Party shall be entitled, in addition to any other remedy at law or in equity to which such Party may be entitled, to seek equitable relief against the breaching Party, including an injunction to restrain such breaching Party from such breach and to compel compliance with the obligations hereunder, without any requirement to post bond or other form of security. The right of the Parties to pursue equitable relief hereunder will not be subject to the arbitration provisions set forth in Section 13.13.

[Signature Page follows]

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the Effective Date.

CREATIVE REALITIES, INC.

By:	/s/ Richard C. Mills
Name:	Richard C. Mills
Its:	CEO

INREALITY, LLC

By	/s/ Ronald A. Levac
Name:	Ronald A. Levac
Its:	CEO